Exhibit 10.1
TEKTRONIX, INC.
2001 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
2005 Restatement
1.     Purpose and Amendment
     1.1     The purpose of this Non-Employee Directors Compensation Plan (the “Plan) is to enable Tektronix, Inc (the “Company”) to attract and retain highly qualified directors. The Company considers it desirable that members of the board of directors, who represent shareholders, be shareholders of the Company. To supplement the personal efforts of the directors toward this end, the Plan is intended to increase the ownership interest of non-employee directors through awards of Common Shares of the Company. The Company intends to increase the community of interest of the shareholders at large and the Company’s directors and to make share ownership a dynamic influence on the attitudes of the board.
     1.2     The Plan, as amended effective January 17, 2005 (the “Prior Plan”), is further amended and restated to change the period of compensation to a calendar year, to coordinate with changes to the Company’s nonqualified deferred compensation plans and to make other clarifying and administrative changes. The amendment is generally effective January 1, 2005 except as otherwise expressly provided and as follows:
          (a)     The increases to the dollar amounts for stock awards under subsection 3.2 from $30,000 to $40,000, as provided in the Prior Plan to be effective with the award date in September 2005 shall be effective January 1, 2006 instead of September 2005. The increases to certain chair and meeting fees, stated in the Prior Plan as effective January 17, 2005, subject to pro-ration, shall remain effective January 17, 2005, but shall be generally ineffective for the Transition Period except as provided in 1.2(b)(ii). The election to receive cash or stock pursuant to 3.3 shall be effective with the award date in January 2007.
          (b)     For the period (the “Transition Period”) that begins immediately following the date of the annual meeting of Company shareholders that occurs in 2005 (the “2005 Annual Meeting Date”) and ends December 31, 2005, the following shall apply:
               (i)     Directors as of the date following the 2005 Annual Meeting Date shall be awarded Common Shares of the Company. The number of shares shall be equal to $10,000 divided by the purchase price per share of the Common Shares at the time of the purchase. The award date shall be a day in September 2005 that is determined by the Company and the Common Shares shall be purchased in accordance with paragraphs 3.2(b), (c) and (d) below.
               (ii)     Payment of fees under paragraph 4.1 shall be at the rates specified in 4.1, pro-rated for the short period. Actual payment will be made in January 2006.
               (iii)     No compensation for the Transition Period shall be subject to deferral under the Company’s deferred compensation arrangements.
          (c)     An election under 4.4 to receive Common Shares instead of cash for Fees payable for services before the Transition Period shall remain subject to provisions of the Prior Plan.

2.     Administration
     The Plan shall be administered by the Secretary of the Company or such other person designated by the chief executive officer of the Company (the “Administrator”) who may delegate all or part of that authority and responsibility. The Administrator shall interpret the Plan, arrange for the purchase and delivery of shares, and otherwise assume general responsibility for administration of the Plan. Any decision by the Administrator shall be final and binding on all parties.
3.     Awards
     3.1     Each non-employee director of the Company shall participate in the Plan as follows:
          (a)     Effective January 1, 2006, directors elected or appointed after December 31, 2005 shall participate as of the January 1 that is on or immediately following the effective date of the director’s election or appointment. Employee directors who cease to be employees of the Company but continue as directors shall become participants as of the January 1 that is on or immediately following the date the director ceased being an employee of the Company.
          (b)     Effective January 1, 2006, the award date for a year shall be a day in January of that year that is determined by the Company.
     3.2     Effective January 1, 2006, as of the award date, a participant shall be awarded Common Shares of the Company as follows:
          (a)     The number of Common Shares awarded shall be equal to $40,000 divided by the purchase price per share of the Common Shares at the time of purchase as provided in paragraph 3.2(b).
          (b)     On each award date, the Administrator shall deliver cash in the amount of $40,000 for each director and applicable commissions to a broker (the “Broker”). Subject to paragraph 3.2(d) below, on the award date the Broker will effect a purchase of Common Shares in the open market at the then prevailing market price for the respective account of each director; provided that each purchase occurs on a day on which the New York Stock Exchange (the “NYSE”) is open for trading and the Common Shares trade regular way on the NYSE.
          (c)     Certificates in the names of the director participants for their respective Common Shares shall be delivered to the respective participants as promptly as practicable following the purchase of the shares pursuant to paragraph 3.2(b).
          (d)     If a purchase cannot be executed as required by paragraph 3.2(b) as a result of (1) a suspension or material limitation in trading in securities generally on the NYSE, (2) a suspension or material limitation in trading in Company securities on the NYSE, (3) a general moratorium on commercial banking activities declared by either federal or New York or Oregon state authorities, (4) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or (5) a legal, regulatory or contractual restriction applicable to the Broker, the Broker will effect the purchase as promptly as practicable after the cessation or termination of the market disruption, applicable restriction or other event. In addition, the Administrator may delay any purchase required by paragraph

3.2(b) as a result of any such market disruption, applicable restriction, including securities laws restricting open market purchases by a corporation of its own shares, or other event; provided that any delayed purchase will be effected as promptly as practicable after the cessation or termination of the market disruption, applicable restriction or other event.
     3.3     Effective with the award in January 2007, directors may elect to receive either cash or stock (including any combination thereof) up to the total amount of $40,000, instead of the all stock award described in 3.2. If any portion is taken in stock, the provisions of paragraph 3.2 describing the process for acquiring the stock shall apply. The election shall be made by the director not later than December 31 of the previous calendar year.
     3.4     Non-employee directors of the Company may receive stock option and stock grants pursuant to the Company’s stock incentive plans.
4.     Chair and Meeting Fees
     4.1     Each non-employee director of the Company shall be entitled to receive (a) an annual fee of $5,000 for serving as the chair of any of the following committees of the board of directors: the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee, and effective January 17, 2005, the annual fee for the chair of the Audit Committee shall be increased to $10,000 (pro-rated for payment in September 2005), (b) a fee of $1,500 for each board meeting attended, and (c) a fee of $1,000 for each board committee meeting attended, provided that the board committee meeting is not held in conjunction with a board meeting (such fees collectively, the “Fees”).
     4.2     Each non-employee director of the Company shall be paid any Fees owed for the previous year in January. The Fees for services in 2006 shall be paid in January 2007.
     4.3     Each non-employee director of the Company may elect to receive Common Shares of the Company instead of cash payment for the Fees.
     4.4     The election to receive Common Shares instead of cash for the Fees for a year shall be made by delivering a notice of election to the Company Secretary and shall be effective as to all Fees earned for that year. Elections for Fees for services during the Transition Period shall be delivered on or before December 31, 2005. Elections for Fees for services in the year beginning January 1, 2006 and subsequent years shall be delivered on or before December 31 of the year, provided that elections to defer payment must be made in accordance with applicable requirements and the provisions of this subsection 4.4 shall not supersede or affect deferral election requirements. Once made, an election shall remain in effect for subsequent years until terminated by notice to the Secretary on or before December 31 of the year for which Fees will be paid.
     4.5     With respect to any election by a non-employee director of the Company to receive Common Shares of the Company instead of cash payment for the Fees, the Administrator shall deliver cash in the amount of the Fees for each director and applicable commissions to the Broker, and the Broker shall effect a purchase of Common Shares in accordance with paragraph 3.2(b) above.
     4.6     Purchased Common Shares shall be in the name of and distributed to each director.

5.     Rule 10b5-1 Plan
     The Company intends this Plan to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Plan will be interpreted to comply with the requirements of Rule 10b5-1(c).
6.     Amendment or Termination; Miscellaneous
     6.1     The board of directors of the Company may amend or terminate the Plan at any time. No amendment or termination shall adversely affect any previous award.
     6.2     Subject to the rights of amendment and termination in paragraph 6.1 above, the Plan shall continue indefinitely and future awards will be made in accordance with paragraphs 3.2.
     6.3     Nothing in the Plan shall create any obligation on the part of the board of directors of the Company to nominate any director for reelection by the shareholders.
Approved by the Board of Directors on March 14, 2006.